    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 2001

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ATLAS MINING COMPANY
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

Idaho                                   1044                     82-0096527
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL     IRS EMPLOYER
OF INCORPORATION OR            CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER
ORGANIZATION)

                          1221 WEST YELLOWSTONE AVENUE
                               OSBURN, IDAHO 83849
                                 (208) 556-1181
                                 --------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM T. JACOBSON
                          1221 WEST YELLOWSTONE AVENUE
                               OSBURN, IDAHO 83849
                                 (208) 556-1181
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF
                          AGENT FOR SERVICE OF PROCESS)

                                   Copies to:
                               NIMISH PATEL, ESQ.
                               POLLET & RICHARDSON
                         10900 WILSHIRE BLVD., SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                                 (310) 208-1182

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS                        PROPOSED MAXIMUM
   OF SECURITIES TO BE       AMOUNT TO BE     AGGREGATE OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
        REGISTERED           REGISTERED(2)    PRICE PER SHARE(1)      OFFERING PRICE     REGISTRATION FEE
--------------------------- ---------------- ---------------------- ----------------- ---------------------
Common Stock Offered by        6,000,000             $.25               $1,500,000           $375.00*
Atlas Mining Company
--------------------------- ---------------- ---------------------- ----------------- ---------------------
Common Stock Offered by
Selling Securityholders          740,000             $.25                 $185,000            $46.25*
--------------------------- ---------------- ---------------------- ----------------- ---------------------
          Total                6,740,000                                $1,685,000           $421.25*
--------------------------- ---------------- ---------------------- ----------------- ---------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

* Amount was previously paid by Registrant under separate SB-2 Registration Statement filed on November 15, 1999 (SEC File Number 333-90895). The Registration Statement as filed was subsequently withdrawn on October 24, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHARE THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these Securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2001


                          [ATLAS MINING COMPANY LOGO]


                                   PROSPECTUS

                              ATLAS MINING COMPANY

        6,000,000 SHARES OF COMMON STOCK OFFERED BY ATLAS MINING COMPANY 740,000 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITYHOLDERS

This prospectus covers the sale of 6,000,000 shares of our common stock of Atlas Mining Company. Atlas Mining Company may offer and sell these shares from time to time pursuant to this prospectus. We are offering up to a total of 6,000,000 shares of common stock on a best efforts, no minimum, 6,000,000 shares maximum. The offering price is $.25 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering.

Concurrent with this offering, we are registering 740,000 additional shares of common stock for sale by selling securityholders who may wish to sell their shares in the open market or in privately negotiated transactions

Our common stock is quoted on the OTC Pink Sheet under the Trading Symbol "ALSM". On November 5, 2001, the average of the bid and asked prices of the common stock on the Pink Sheet was $.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 THE DATE OF THIS PROSPECTUS IS NOVEMBER 5, 2001

                              ---------------------

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

         o significant historical losses and the expectation of continuing losses;

         o ability to obtain necessary and favorable financing to implement our business model;

         o    reliance on key management, strategic relationships and accounts;

         o    uncertain if we will be able to manage our growth successfully.

         Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In this prospectus, we refer to Atlas Mining Company and its subsidiaries as we or Atlas Mining.

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.


                              ATLAS MINING COMPANY
                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
PROSPECTUS SUMMARY................................................................................1

RISK FACTORS......................................................................................3

USE OF PROCEEDS...................................................................................7

SELLING SECURITYHOLDERS...........................................................................8

DETERMINATION OF OFFERING PRICE...................................................................9

DILUTION..........................................................................................9

PLAN OF DISTRIBUTION.............................................................................10

LEGAL PROCEEDINGS................................................................................11

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................12

DESCRIPTION OF SECURITIES........................................................................13

INTEREST OF NAMED EXPERTS AND COUNSEL............................................................14

INDEMNIFICATION..................................................................................14

DESCRIPTION OF BUSINESS..........................................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION........................................18

DESCRIPTION OF PROPERTY..........................................................................20

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................22

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.........................................22

EXECUTIVE COMPENSATION...........................................................................23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.............24

INDEX TO FINANCIAL STATEMENTS....................................................................25


                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION ABOUT OUR BUSINESS AND ABOUT THE OFFERINGS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. PLEASE READ THE ENTIRE PROSPECTUS.

         Some of the information in this prospectus contains forward-looking statements, including statements relating to anticipated operating results, growth, and financial resources. The forward-looking statements are based on assumptions, including assumptions of future events. It is likely that some of the assumptions will prove to be incorrect for reasons that include those set forth under "Risk Factors." The actual results and our financial position may vary from those projected or implied in the forward-looking statements, and the variances may be material.

                              ATLAS MINING COMPANY

     We are a natural resource company engaged in the acquisition, exploration, and, if warranted, development of its resource properties in the state of Idaho, Utah and Mexico. We also provide contract-mining services, specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through a trade name "Atlas Fausett Contracting." We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date. We primarily provide shaft sinking, underground mine development and contracting primarily to companies in the mining and civil industries.

         We are attempting to revitalize several previously owned mineral mines and to develop the resources of newly acquired mines. We hope in the near future to acquire additional properties near our current mines and elsewhere. In addition to the mineral resources, there are also significant harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with an operating revenue. We hope to increase the profit derived from these services and to utilize our expertise in this area to develop our own properties.

         From 1980 to 1997, we had no activities. In 1997, we acquired the equipment of Fausett International, Inc. and began our contracting business. In 1998, we acquired the Sierra Silver Lead Mining Company, an Idaho corporation. This merger added an additional 329.18 acres of mineral rights to our current holdings. In 1999, we also acquired the majority outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation. The acquisition of Olympic gave us control of an Olympic subsidiary mine in Zacatecas, Mexico. In 1999 we acquired the Aulbach mining claims, approximately, 100 acres of timber and mineral property in north Idaho. In 2001, we entered into a lease purchase agreement on the Dragon Mine in Juab County, Utah. This property contains a deposit of high quality clay that we plan to mine process and sell. We have also harvested timber on our previously owned and newly acquired properties.

                                HOW TO CONTACT US

         Our executive office is located at 1221 W. Yellowstone Avenue, Osburn, Idaho 83849. Our telephone number is (208) 556-1181. Our website is located at: http://www.atlasmining.com.


                                  THE OFFERING
   Total shares outstanding prior to the offering .....     7,006,727 as of September 30, 2001

   Shares being offered by Atlas Mining................     6,000,000 (Maximum)

   Total shares outstanding after the offering.........     13,006,727

   Price per share offered by Atlas Mining to the
   public..............................................     $.25

   Total proceeds raised by offering...................     $1,500,000 gross, less estimated commission expense
                                                            estimated to be $150,000 and other offering related
                                                            expenses estimated at $100,000. We will not receive
                                                            any proceeds from the sale of shares by the selling
                                                            securityholders.

   Use of proceeds from the sale of the shares ........     We plan to use the proceeds to explore, develop and
                                                            begin mining operations. We will also use the net
                                                            proceeds to payoff existing liabilities and for
                                                            working capital.

   Trading Symbol......................................     "ALSM" trading on the OTC Pink Sheet.

                             SUMMARY FINANCIAL DATA

         The information set forth below for the years ended December 31, 1999 and 2000 and for the six months ended June 30, 2000 and 2001 are derived from the financial statements included elsewhere in this prospectus. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                                                               SIX MONTHS
                                                                        YEAR ENDED            ENDED JUNE 30,
                                                                        DECEMBER 31,            (UNAUDITED)
                                                                  ---------------------    ---------------------
STATEMENT OF OPERATIONS DATA:                                       1999        2000         2000         2001
                                                                  ---------   ---------    ---------   ---------
Revenues.....................................................      $286,282    $784,314      180,692    $526,276
Operating Expenses...........................................       713,713     504,401      125,647     184,763
Net Loss.....................................................       734,599     290,994       94,622       7,715
Loss per common share........................................          $.15        $.05         $.02        $.00
Weighted average number of common shares outstanding.........     4,811,155   5,846,472    5,328,813   6,055,091



                                                                    JUNE 30, (UNAUDITED)
                                                                 -------------------------
BALANCE SHEET DATA:                                                 2000           2001
                                                                 -----------    ----------
       Working capital......................................      ($335,405)    ($763,852)
       Total assets.........................................      1,922,784     1,782,783
       Total liabilities....................................      1,528,551     1,433,264
       Shareholders' equity ................................        394,233       349,519

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING ATLAS MINING AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF ATLAS MINING. DO NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH ARE ONLY PREDICTIONS AND SPEAK ONLY AS OF THE DATE HEREOF. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD REVIEW CAREFULLY VARIOUS RISKS AND UNCERTAINTIES IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET BELOW. THESE RISKS AND UNCERTAINTIES COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE OR PUBLICLY ANNOUNCE REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

         An investment in our common stock is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus before you decide to buy our common stock. If you decide to buy our common stock, you should be able to afford a complete loss of your investment.

         Our financial performance is dependent on many external factors. World prices and markets for metals and minerals are cyclical, difficult to predict, volatile, subject to government fixing, pegging and/or controls, and respond to changes in domestic and international political, social and economic environments. Additionally the availability and costs of funds for production and other costs are increasingly difficult to project. All of these factors can materially affect our financial performance.

OUR ABILITY TO CONTINUE OPERATIONS IS DEPENDENT ON A NUMBER OF FACTORS.

         Atlas Mining and its subsidiaries although in existence for 75 years, are effectively startup companies with an untested business plan based on the acquisition, exploration and development of resource properties. We have experienced annual operating losses since our reactivation in September 1997. As of June 30, 2001, we had an accumulated deficit of $1,831,690. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern.

         Accordingly, there can be no assurance that we will commercialize any of our properties and services based on mining, or manage the related marketing and client support to bring operations into a profitable manner. In particular, our prospects must be considered in light of the problems, delays, expenses and difficulties encountered by any company in the startup stage, many of which may be beyond our control. These problems, delays, expenses and difficulties include unanticipated costs and competition, any of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our proposed projects and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable margins.

WE HAVE A HISTORY OF OPERATING LOSSES, AND OUR FUTURE PROFITABILITY IS
UNCERTAIN.

         To date, we have been unable to profit from the exploration and development of our mineral and timber resources on our properties, and we cannot assure you that we will ever achieve significant revenues or profitable operations in the future. Our future exploration and development efforts may not result in commercially viable commodities. We may fail to develop our current properties or to obtain additional properties. The commodities extracted from our properties may never generate significant revenues or achieve profitability.

WE WILL NEED ADDITIONAL FINANCING TO FULLY IMPLEMENT OUR BUSINESS PLAN, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN OBTAINING SUCH FINANCING.

         Since September 1997, we have focused our efforts on developing our business in underground mine development, contracting primarily to companies in the mining and civil industries, and other resource development and property acquisitions. We will need to raise additional capital to implement fully our business plan and establish adequate operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to our stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE MAY NOT BE ABLE TO RETAIN OR HIRE KEY PERSONNEL.

         To operate successfully and manage our potential future growth, we must retain key, engineering, managerial and financial personnel. We also must attract and retain highly qualified engineering, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel, which includes our President William T. Jacobson, or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected.

IF WE ARE UNABLE TO MANAGE FUTURE GROWTH, OUR BUSINESS MAY BE NEGATIVELY
AFFECTED.

         We intend to pursue a strategy of rapid growth, and plan to expand significantly our service contracting and acquisition of natural resource properties and devote substantial resources to our marketing, sales, administrative, operational, and financial systems. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

         o    manage our business and our subsidiaries as a cohesive enterprise;

         o manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;

         o add internal capacity, facilities and third-party sourcing arrangements as and when needed;

         o    maintain service quality controls; and

         o attract, train, retain, motivate and manage effectively our employees.

         There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.

POTENTIAL PROFITABILITY OF MINING VENTURES DEPENDS UPON FACTORS BEYOND OUR CONTROL.

         The potential profitability of mineral properties is dependent upon many factors beyond our control. For instances, world prices of and markets for non-precious and precious metals and minerals are unpredictable, highly volatile, potentially subject to governmental fixing, pegging and/or controls and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other costs have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

WE DO NOT HAVE INSURANCE ON OUR TIMBER RESERVES.

         We lack insurance for fire or disease on its timber reserves, consequently such a loss could deem the reserves worthless. In addition, the timber industry is effected by lumber price movements and adjustments, downturns in the housing industry, and interest rate movements. These factors can reduce the price of timber and lumber on the open market. A significant decrease in the price of timber may reduce income and therefore reduce the value of our stock.

SHARES YOU PURCHASE WILL HAVE A BOOK VALUE LESS THAN THE PRICE YOU PAID FOR THE STOCK.

         If the offering is fully subscribed, the stock you purchase will have a book value of $.13 per share. If the offering is not fully subscribed, a lower book value per share will result. The book value will be less than the consideration paid for the shares.

WE ARE AN EXPLORATION STAGE COMPANY.

         We are an exploration stage company. There is no assurance that a commercially viable deposit, " a reserve," exists in any of our mining properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic, and environmental factors.

THE COMPETITION IN THE MINING INDUSTRY IS INTENSE, AND WE MAY BE UNABLE TO GAIN A COMPETITIVE POSITION IN THE MARKETPLACE.

         The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable mining leases, suitable prospects for exploration, and necessary mining equipment, as well as for access to funds. There can be no assurance that the necessary funds can be raised or that any projected work will be completed.

THE MINING INDUSTRY FACES FLUCTUATING PRICE AND DEMAND.

         The marketability of natural resources which we may acquire or discover will be affected by numerous factors beyond our control. These factors include market fluctuations in pricing and demand, the proximity of natural resource markets, the capacity of processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of minerals, and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

THERE IS COMPREHENSIVE REGULATION OF THE MINING INDUSTRY.

          Mining operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Mining operations are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted. No assurance can be given that such permits will be received. No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons.

WE FACE UNDETERMINED FINANCIAL CONSIDERATIONS.

Our decision as to whether our properties contain commercial mineral deposits and should they be brought into production will require substantial funds and depend upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and/or geologists. This decision will involve consideration and evaluation of several significant factors including, but not limited to, (1) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies, and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the minerals to be produced; (5) environmental compliance regulations and restraints; and (6) political climate and/or governmental regulation and control.

THERE IS SUBSTANTIAL RISK INVOLVED IN THE MINING INDUSTRY.

         Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, flooding, explosions, rock-bursts, cave-ins, landslides, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution, cave-ins, or hazards against which we cannot adequately insure or which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH HAVING PROPERTY IN MEXICO.

         We have interests in properties located in Mexico where mineral exploration activities may be affected by varying degrees of political instability and haphazard changes in government regulations such as tax laws, business laws, and mining laws. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation, and mine safety.

WE MAINTAIN SOME ACCOUNTS IN MEXICAN PESOS, WHICH ARE SUBJECT TO CURRENCY FLUCTUATIONS.

         We will be maintaining our accounts in U.S. dollars and in Mexican pesos. Our operations in Mexico and the United States make us subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities.

OUR STOCK VALUE IS DEPENDENT ON OUR ABILITY TO GENERATE NET CASH FLOWS.

         A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows. If we cannot operate our company at a net profit, there will be no return on shareholder's equity, and this could well result in a loss of share value. No assurance can be given that we will be able to operate at a net profit now or in the future.

OUR COMMON STOCK HAS A LIMITED MARKET, AND VALUE MAY DECLINE AFTER THE OFFERING.

         There is a limited public market for our common stock, and no assurance can be given that an increased market will develop or that any shareholder will be able to liquidate his, her or its shares without considerable delay, if at all. The trading market price of our common stock may decline below the offering valuation. If an increased market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or continue. Owing to the low price of our stock, many brokerage firms may not be willing to deal in our stock. Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of this stock as collateral for loans. Thus, you may be unable to sell or otherwise realize the value of your investment in our stock.

OUR SECURITIES MAY BE REGULATED BY THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990, AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED.

         Our common stock is listed on the Over-the-Counter Pink Sheets. It is not quoted on any exchange or on NASDAQ, and no other exemptions currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

         o    a risk disclosure document,
         o    disclosure of market quotations, if any,
         o disclosure of the compensation of the broker and its salespersons in the transaction, and
         o monthly account statements showing the market values of our securities held in the customer's accounts.

         The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling securityholders. However, assuming the sale of the maximum number of shares offered by Atlas Mining, the net proceeds to us from the sale are estimated to be $1,500,000 before deduction of estimated placement expenses of $150,000. We intend to use the net proceeds of this Offering primarily to finance our existing projects in their various phases. We will also use a portion to pay-off existing liabilities and for other general corporate purposes, which includes, but is not limited to, office, salary and administrative expenses.

-------------------------------------------------------------------------------
                                                               MAXIMUM OFFERING

  Gross Proceeds                                                    $1,500,000
 Commission Expense                                                    150,000
         Net Proceeds                                               $1,350,000
  Application of Net Proceeds:
         Legal, accounting, and other fees related to offering        $100,000
         San Acacio Mine Feasibility Study:                           $350,000
         Exploration of Dragon Mine                                   $250,000
         Pay off of existing liabilities                              $400,000
         Working Capital                                              $250,000

   Total Application of Net Proceeds:                               $1,350,000
-------------------------------------------------------------------------------

         Our exploration expenditures could vary depending upon what we encounter in the exploration process. If it turns out that we have not raised enough money to complete our exploration and development program, we will try to raise additional funds from a second public offering, private placements or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to find other alternatives or suspend or cease operations.

         While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the selling securityholders' beneficial ownership of Common Stock as of October 31, 2001, and as adjusted to give effect to the sale of all of the shares offered hereby. None of the selling securityholders currently is an affiliate of Atlas Mining and none of them has had a material relationship with Atlas Mining during the past three years, except for William Jacobson, who is our CEO and a Board Director since 1997. None of the selling securityholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling securityholders possess sole voting and investment power with respect to the securities shown.

                                                                       NUMBER OF SHARES BENEFICIALLY
                               NUMBER OF SHARES                        -----------------------------
                              BENEFICIALLY OWNED    NUMBER OF SHARES      OWNED AFTER OFFERING(1)
       NAME                    BEFORE OFFERING       BEING OFFERED     NUMBER OF SHARES  PERCENTAGE
------------------------      ------------------    ----------------   -----------------------------
William T. Jacobson (2)            697,660              300,000            397,660           3.0%
David W. Keaveney (3)              140,000              140,000               0               0%
Jason Genet (3)                    140,000              140,000               0               0%
Michael Garza (3)                  140,000              140,000               0               0%
Pollet & Richardson (4)             20,000               20,000               0               0%
                TOTAL             1,137,660             740,000            397,660           3.0%

--------------

(1) Assumes that all shares being offered pursuant to this prospectus will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

(2) Mr. Jacobson is our CEO and Chairman of the Board. The shares being offered was issued to Mr. Jacobson in lieu of partial salary.

(3) Messrs Keaveny, Genet and Garza, are employees of Breakout Investment Marketing Group who have provided certain marketing and advisory services to us. The shares being offered to Messrs Keaveny, Genet and Garza were issued pursuant to an Investment Marketing Agreement dated October 16, 2001.

(4) Pollet & Richardson is our legal counsel. The shares offered pursuant to this prospectus were issued to Pollet & Richardson under the Attorney Client Fee Agreement dated September 19, 2001.

                         DETERMINATION OF OFFERING PRICE

OFFERING BY ATLAS MINING:

         There is a limited established public market for the common stock being offered pursuant to this prospectus. We are not currently registered on the Over-the-Counter Bulletin Board system or any other national exchange. If and when our registration statement is declared effective by the SEC, we intend to register under the 1934 Securities Exchange Act and become a reporting company. Our securities will then be eligible for quotation on the OTC Bulletin Board system. We are unable to determine the price at which the stock will trade if and when we become eligible on the OTCBB.

         We determined the offering price of the common stock based on several factors: (1) potential investor interest, (2) our current capital needs, and (3) our ability to pay future dividends, although no dividends are contemplated at this time. The offering price should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

OFFERING BY SELLING SECURITYHOLDERS:

         Each selling securityholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as they may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, if or when it develops, negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

                                    DILUTION

         Our net tangible book value BEFORE taking this Offering into consideration at June 30, 2001, was $349,519 or $0.06 per share of common stock. The "net tangible book value" represents the amount of the total tangible assets less the total liabilities of Atlas Mining as of June 30, 2001. Our net tangible book value per share represents the net tangible book value of Atlas Mining divided by the total number of shares of common stock outstanding as of June 30, 2001. The holders of such shares of common stock are referred below as the "EXISTING STOCKHOLDERS."

         Without taking into consideration any change in the net tangible book value of Atlas Mining after June 30, 2001 and assuming subscriptions are received and accepted for the MAXIMUM number of shares of common stock offered hereby (6,000,000 shares) our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $1,699,519, will be $0.13 per share of common stock. This represents an immediate increase in our net tangible book value of $0.08 per share of common stock to the Existing Stockholders, and an immediate dilution of $0.11 per share to the investors purchasing shares of common stock in this Offering (the "NEW STOCKHOLDERS").

         The following table illustrates this per share dilution at June 30, 2001:


Offering Price per share of Common Stock...............................   $.25

Adjusted net tangible book value per share
of Common Stock at June 30, 2001
before this Offering...................................................   $.06

Increase attributable to the Offering..................................   $.07

Adjusted net tangible book value
per share of Common
Stock after this Offering..............................................   $.13

Dilution in adjusted net tangible book
Value per share of Common
Stock to New Stockholders..............................................   $.12

         In addition, further dilution could occur in the future pursuant to contracts entered into between us and third party entities for consulting or other services. Should any additional common stock shares be issued for consulting or other services, you may, after the close of this Offering, continue to experience additional dilution to your investment in Atlas Mining Company.

                              PLAN OF DISTRIBUTION

OFFERING BY ATLAS MINING:

         We are offering up to 6,000,000 shares of our common stock at a price of $.25 per share to be sold by our executive officers and directors. This will be the only method of distribution. We do not intend to make any distribution through an underwriter at this time. The shares will be sold through our executive officers and directors, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares.

         There is currently a limited market for our shares and no assurances can be given that a more liquid public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

         As of the date of this prospectus, no broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

         The offering will remain open for a period of 90 days or an additional 60 days at our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers, directors and stockholders and their affiliates may purchase shares in this offering.

         There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

OFFERING BY SELLING SECURITYHOLDERS:

         The selling securityholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling securityholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling securityholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                LEGAL PROCEEDINGS

         We are not a party to any legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against us or our property contemplated by any person, entity or government authority.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors, executive officers and significant personnel of Atlas Mining Company and their ages are as follows:

Name                              Age           Position
----                              ---           --------
William T. Jacobson               54            President, CEO, Director
Jack Harvey                       78            Vice President and Director
Kurt Hoffman                      34            Treasurer and Director
Thomas E. Groce                   79            Director
Lovon Fausett                     63            Director
Marqueta Martinez                 51            Secretary

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         None of the foregoing Directors or Executive Officers has, during the past five years:

         (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

         (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

         (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         WILLIAM T. JACOBSON has been president of Atlas Mining Company since August 1997. He has an fifteen year career in the mining industry and spent fifteen years in the banking industry. Prior to joining the Company, Mr. Jacobson was a president and director of the Silver Trend Mining Company, located in Kellogg, Indiana. Mr. Jacobson holds a business degree from the University of Idaho. Mr. Jacobson does not hold a board seat in any other public company.

         JOHN "JACK" HARVEY has been vice president of Atlas for 17 years. He received his mining engineering degree from Montana Tech. He worked in Butte, Montana with Anaconda and Arco until he retired after a 41 year career. Mr. Harvey does not hold a board seat in any other public company.

         KURT HOFFMAN is the treasurer of Atlas Mining Company and currently the president of Trend Mining Company which is a publicly traded company traded on the over the counter bulletin board under the symbol TRDM. Mr. Hoffman also owns and operates Hoffman Mining and Land Services. Other than TRDM, Mr. Hoffman does not hold a board seat in any other public company.

         THOMAS E. GROCE received a metallurgical engineering degree from Montana Tech. He is retired after a 30- year career at Kaiser Aluminum. Mr. Groce held the position of secretary treasurer for 16 years. Mr. Groce does not hold a board seat in any other public company.

         LOVON FAUSETT is a past president of Atlas Mining and owner of Fausett International, Inc. Mr. Fausett also is a director of Hagby USA, a diamond drilling manufacturer. Mr. Fausett does not hold a board seat in any other public company.

         MARQUETA MARTINEZ is the secretary for the corporation, and works as a full time employee for the Company. She has worked in the mining industry since 1991. Ms. Martinez does not hold a board seat in Atlas Mining or any other public company. Marqueta is also the treasurer for the Shoshone County Habitat for Humanity.

         All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by, and serve at the discretion of, the Board of Directors. Board members are not presently compensated, but are reimbursed for their expenses associated with attending Board meetings.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of our shares as of June 30, 2001, for (i) each current Director and each nominee for Director (ii) each officer of Atlas Mining, (iii) all persons known by us to beneficially own more than 5% of the outstanding shares of Atlas Mining shares, and (iv) all officers and Directors of Atlas Mining as a group.

         Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. As of the date of this Registration Statement, no options, warrants or rights to acquire shares have been granted.

                                                                              NUMBER OF SHARES
    TITLE OF CLASS               NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED     PERCENT OF TOTAL
----------------------- ------------------------------------------- ---------------------- -------------------
                        William T. Jacobson,
                        Chairman, CEO                                      697,660               10.0%
        Common          1221 West Yellowstone Avenue
                        Osburn, Idaho 83849
----------------------- ------------------------------------------- ---------------------- -------------------
                        Jack Harvey
                        Vice President, Director                            60,767                  *
        Common          1221 West Yellowstone Avenue
                        Osburn, Idaho 83849
----------------------- ------------------------------------------- ---------------------- -------------------
                        Kurt Hoffman                                         2,500                  *
                        Treasurer, Director
        Common          1221 West Yellowstone Avenue
                        Osburn, Idaho 83849
----------------------- ------------------------------------------- ---------------------- -------------------
                        Thomas E. Groce                                    121,340                1.7%
                        Director
        Common          1221 West Yellowstone Avenue
                        Osburn, Idaho 83849
----------------------- ------------------------------------------- ---------------------- -------------------
                        Lovon Fausett                                       38,280                  *
                        Director
        Common          1221 West Yellowstone Avenue
                        Osburn, Idaho 83849
----------------------- ------------------------------------------- ---------------------- -------------------
                        Marqueta Martinez                                   25,300                  *
                        Secretary
        Common          1221 West Yellowstone Avenue
                        Osburn, Idaho 83849
----------------------- ------------------------------------------- ---------------------- -------------------
                        Fausett International, Inc.                        500,000                7.1%
                        P.O. Box 968
        Common          Osburn, Idaho 83849-0968
----------------------- ------------------------------------------- ---------------------- -------------------
                        All Officers and Directors as a Group
                        (6 persons)                                        943,347               13.5%
----------------------- ------------------------------------------- ---------------------- -------------------

*  represents less than one percent of the total outstanding shares.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of 60,000,000 shares of common stock, no par value, of which 7,006,727 are issued and outstanding as of September 30, 2001 and 10,000,000 shares of Preferred Stock, par value $1.00, of which none are issued and outstanding as of September 30, 2001.


COMMON STOCK

         All of the authorized voting common shares of Atlas Mining are of the same class and, once issued, rank equally as to dividends, voting powers and participation in assets. Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available there from. No shares have been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds, nor any cumulative voting rights. The Directors of Atlas Mining may from time to time declare and authorize payment of dividends, as they deem advisable. Subject to the rights of members, all dividends on shares shall be declared and paid according to the number of shares held. No dividends have been declared since incorporation. The outstanding shares are fully-paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is noncumulative, nonvoting, nonconvertible preferred shares.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the shares of common stock is Cottonwood Stock Transfer Company, 5899 South State Street, Salt Lake City, Utah 84107.

REPORTS TO SHAREHOLDERS

         We intend to furnish annual reports to shareholders, which will include certified financial statements reported on by our certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to shareholders pursuant to the federal securities laws.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The Balance Sheets as of December 31, 2000 and 1999 and the statements of operations, stockholders' (deficit) equity and cash flows for the years then ended, included in this prospectus, have been included herein in reliance on the report of Chisholm & Associates, independent auditors, which includes an explanatory paragraph on Atlas Mining Company's ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

         The legality of the securities offered hereby has been passed upon by Pollet & Richardson, Los Angeles, California.

                                 INDEMNIFICATION

         The Idaho Revised Statutes and certain provisions of Atlas Mining Company's Articles of Incorporation and Bylaws under certain circumstances provide for indemnification of our Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Articles and Bylaws and to the statutory provisions.

         In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of Atlas Mining Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by Atlas Mining Company.

         Article VII of the amended Articles of Incorporation state: "A director shall not be held liable to the company or its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

         We are a natural resource company engaged in the acquisition, exploration, and, if warranted, development of our resource properties in the state of Idaho, Utah and Mexico. We also provide contract-mining services, specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through a trade name "Atlas Fausett Contracting." We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date.

         We are attempting to revitalize several previously owned mineral mines and to develop the resources of newly acquired mines. We hope in the near future to acquire additional properties near our current mines and elsewhere. In addition to the mineral resources, there are also significant harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with an operating revenue. We hope to increase the profit derived from these services and to utilize our expertise in this area to develop our owned properties.

         From 1980 to 1997, we had no activities. In 1997, we acquired the equipment of Fausett International, Inc. and began our contracting business. In 1998, we acquired the Sierra Silver Lead Mining Company, an Idaho corporation. This merger added an additional 329.18 acres of mineral rights to our current holdings. In 1999, we also acquired the majority outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation. The acquisition of Olympic gave us control of an Olympic subsidiary mine in Zacatecas, Mexico. In 1999 we acquired the Aulbach mining claims, approximately, 100 acres of timber and mineral property in north Idaho. In 2001, we entered into a lease purchase agreement on the Dragon Mine in Juab County, Utah. This property contains a deposit of high quality clay which we plan to mine process and sell. We have also harvested timber on our previously owned and newly acquired properties.

ATLAS FAUSETT CONTRACTING

         Because of exploration and other budget constraints, mining on our properties has remained idle since the 1980s. However, on August 10, 1997 our board met and approved a plan to revitalize Atlas Mining for the purpose of increasing shareholder value and, in the long term, of making us an operating company with producing mines.

         The first step in this process was to form a contract mining service under the trade name of Atlas Fausett Contracting which we shall refer to as AFT. To accomplish this, on September 1, 1997 we purchased $1.4 million in underground mining equipment from Fausett International ("Fausett"), a privately held mining contracting firm with over 30 years experience in the mining services business. Besides acquiring equipment and tools, we also hired Fausett's key employees. These employees brought with them extensive knowledge and expertise in all aspects of underground mining.

         AFC began contracting work on August 15, 1997. Among its many services, AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration and mine development. AFC's projects include all types of underground mine development, rehabilitation and specialized civil construction. In addition AFC provides services for the construction of shafts, blast hole drilling, construction of tunnels (track and trackless), specialized blasting, ramp construction, controlled and slice production blasting, raise construction (conventional and alimak), mine closures, and mine restoration, rehabilitation and development. Services are contracted for either individually or as joint ventures depending on the requirements of a particular project or the specific needs of an individual client. AFC also handles work under contract from government agencies.

         AFC crews have worked on projects in Idaho, Montana, Oregon, Washington, Nevada, Colorado, Arizona, New Mexico, and British Columbia. AFC has the required licenses to work in most states in the western United States. AFC operates under a permit from the Mine Safety and Health Administration and also possesses a permit to handle explosives from the Bureau of Alcohol, Tobacco and Firearms.

         AFC personnel completed the Caladay Project near Wallace, Idaho, consisting of a 5100-foot, three compartment shaft, stations, skip pockets, drifting and extensive core drilling. Another project completed by AFC personnel was the Ropes Project near Ishpeming, Michigan, which involved completing a 9000-foot, 12% spiral decline, 7200 feet of level development on vein including draw point level, production by sub-level blasting using the VCR method and extensive core drilling. AFC was the main contractor at the Mayflower Mine, a Brimstone Gold Corp. project, outside of Whitehall, Montana, and for the Holden Mine closure, a U.S. Government and U.R.S. Corporation project on Lake Chelan, Washington.

         AFC must also compete with other smaller companies that provide contract services related to underground mining. However, AFC has experience in a number of different mining techniques. Besides normal underground mining activities, AFC pursues projects in civil construction which require its expertise in ground stabilization (such as grouting, shotcrete, and rock bolting). AFC has provided tunnel construction expertise for hydroelectric work. AFC also works with government agencies and other mining companies with respect to mine closures to help with industry efforts to alleviate potential hazards from abandoned mines.

         Since AFC mainly concentrates on underground mining activities, there is very little surface disturbance, which is the main environmental problem faced by mining companies whose activities are centered on surface mining.

BUSINESS STRATEGY

         As was noted above, the creation of AFC was done for the purpose of creating an operating revenue for us. In addition, we hope to demonstrate to the financial community that we have the knowledge and ability to carry out profitable mining operations. This is an important distinction since most companies of our size are often years away from being able to generate cash flow and begin production; and most lack the operational mining expertise which we.

COMPETITION

Mining

         Several of the mining companies in North America include Pan American, Sunshine Mining Company, Hecla Mining Company and Apex Silver. Each of these corporations are much larger than us and have, in most cases, significantly greater resources. However, we are in a unique position due to our machinery, manpower and know-how. In addition, we currently have a 14.4 million ounce silver ore resource available for mining.

         Likewise, AFC must compete with other companies that provide contract services related to underground mining. AFC has had the opportunity to compete outside of this area on occasion in that it has used its underground mining expertise in different ways. Such related use of this expertise has been in such things as rock bolting, shotcrete, and grouting for ground support. AFC has provided tunnel construction expertise for hydroelectric work. AFC has also acquired and completed mine closure projects under the jurisdiction of the Forest Service and State and Federal Environmental Agencies.

         A review of Dun and Bradstreet shows that the main competitors of AFC in the contract mining business are: American Mine Services, Inc.; Dynatec Mining Corporation; Tyson; J.S. Redpath and Small Mines Development. Except for Small Mine Development, each of these companies are larger corporation or part of a larger company which gives them the depth to take on larger projects that require large capital investments.

         The amount of underground contracts for which AFC could bid fluctuates greatly depending and the economic climate of the industry. However on average the total contracts let are generally between $100 to $120 million per year. The three major competitors to AFC, Redpath, Dynatec and Tyson, get the largest projects which probably accounts for 80% to 90% of all projects available. The remaining projects are spread out between Small Mines Development, AFC and a few others.

         AFC has the ability to compete on larger projects because of its expertise. However, the issue of whether to compete on larger projects depends on our willingness to devote the necessary capital, bonding, and other resources to larger projects when these resources might be better used in the development of our own properties. The goal of our management at this time is to show continued growth and profitability in AFC in order to support the total corporate structure, and to utilize the talents and resources of the AFC for our own mining projects when those resources are available.

         We have noticed less activity in the mining industry in the United States over the past three years. Consequently, the ability to generate a sustainable revenues source from AFC has been hampered. This has prompted management to find mineable resources on its own to utilize the manpower and equipment available to the company.

COSTS AND SOURCES OF FUNDING

         To date our activities have been financed primarily through the sale of equity securities and the issuance of equity for the acquisition of mining operations and property. No assurance can be given that we will be able to raise the needed capital to develop our properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year would have a detrimental effect on our viability and capability to pursue our business plan.

GOVERNMENTAL APPROVAL

         We will obtain all necessary governmental approvals for development of its properties in Idaho, Utah and Mexico. If additional approvals are necessary for any development in the future, we intend to provide all the necessary information to regulatory authorities and adjust our development plans to enable us to obtain any requisite approvals. In the event we are not able to obtain the necessary approvals, our development plans and operations could be negatively impacted.

GOVERNMENTAL REGULATION

         The mining industry is regulated on both a federal and state level in the United States and Mexico. We currently believe our operations on all of our properties are in compliance with all governmental regulations, and we intend to comply with all governmental regulations as we continue to explore, develop, and exploit our properties.

EMPLOYEES

         As of September 30, 2001, we have two employees. We have also hired a logging contractor who employs approximately ten people. As of the same date, AFC has three employees. In addition, we utilize the services of various individuals on a consulting basis. None of our employees are covered by a collective bargaining agreement, we have never experienced a work stoppage, and we consider our labor relations to be excellent.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

         We have not had significant revenues from our mining operations since the 1980's. Only since 1997 have we seen revenues from the operations of AFC. As a result, we are providing Management's discussion on our plan of operation.

         Given a fully subscribed offering, we should be able to satisfy our cash requirements for the next twelve months and pursue our plans for expansion. However, we may occasionally borrow money in order to finance a specific project or to fund ongoing operations. Further, we may determine that the objectives described in "use of proceeds" should be met using third party financing regardless of the amount raised in the offering to create a "war chest." This might make us more attractive to one of the lenders who specialized in financing mining activities.

PROPERTY EXPLORATION AND DEVELOPMENT

         We are currently considered an exploration stage company. We realize that additional expertise will be needed to proceed with the proper steps to move from the exploration stage to development and production stages. This will include additional exploration and engineering expenditures. The feasibility study to be conducted on the San Acacio mine will include environmental baseline studies, site surveys, and permitting requirements. The engineering portion of the feasibility study will include some mine planning, processing plant plans, water needs and waste disposal plans. Once these items have been addressed, we can then make the decision to move into the development process. Any one problem in any of these items mentioned could cause a delay or possibly prevent the further development of the San Acacio mine.

         Mine planning and development will include the sampling and assaying of existing underground workings and the opening of new areas. The existing underground structure of the San Acacio mine is in good condition, however some areas will need rehabilitation and enlargement to handle modern equipment. Part of the mine planning will require exploration drilling to delineate veins. Since we have looked at less than 10% of the total vein structure, continued exploration will be part of our ongoing process.

         If The San Acacio feasibility study does not show reserves, which are economically and legally extractable, we will search for other mining locations.

         We have not mined at the Atlas mine, located in Mullan, Idaho, for over 20 years. The Sierra mine has not been mined for over 40 years and the Aulbach claims have not been mined for over 60 years. More exploration is needed by us in the Atlas mine, the Sierra mine and the Aulbach mine. At this time, Management would prefer to conduct a feasibility study and, if economically sound, begin mining the San Acacio mine. We may possibly use revenues generated by the San Acacio mine to fund feasibility studies on its Idaho properties.

         If the feasibility study on the San Acacio mine is favorable we will make another offering to develop the property. Management estimates that approximately $3,000,000. to $4,000,000. will be required to develop and bring the mine into production.

PERSONNEL REQUIREMENTS

         If we are successful in our attempt to raise capital to complete a feasibility study of the San Acacio mine and that study shows reserves, we will need to hire additional personnel. In the alternative, Management intends to subcontract the production work to a separate entity, or enter into a joint venture with another entity which is able to perform the production work. The method we use to move our properties into the production stage will depend upon the ability of the Company to finance operations. We intend to consider the need for hiring additional personnel in our determination of how we can best move our properties into production.

         The mining industry in the United States, and in Mexico, is limited to a fairly small group of professionals. As a result, these professionals interact with each other frequently. Currently, we employ few people, but we have access to substantial talent available in the industry. This talent should be available when we begin production in both Idaho, and Mexican, mines. Management may hire personnel, to contract for their services or to enter into a joint venture with other companies.

         In addition, it is customary in Mexico to hire mining professionals for short-term employment only. Management expects to utilize local professionals in Mexico, especially in the first stages of production. Thus, personnel may be hired short term. To the extent that Mexican personnel are available, Management will consider sending U.S. professionals to Mexico to the San Acacio mine. This practice will be subject to NAFTA and other regulations. This would probably be more expensive. Management expects to hire approximately 132 people to mine the San Acacio property. Management has only estimated its labor costs. No one knows at this time what those costs will be.

RESULTS OF OPERATIONS

         Our financial performance is dependent on many external factors. World prices and markets for metals and minerals are cyclical, difficult to predict, volatile, subject to government fixing, pegging and/or controls, and respond to changes in domestic and international political, social and economic environments. Additionally the availability and costs of funds for production and other costs are increasingly difficult to project. All of these factors can materially affect our financial performance.

LIQUIDITY AND CAPITAL RESOURCES

         To date our activities have been financed primarily through the sale of equity securities as well as revenues from AFC and logging operations. No assurance can be given that the proceeds of the private offering of our securities or any other source of funding described above will provide sufficient funds to undertake all of our planned project expansion for the next twelve months. Though considerable income is expected to be generated from the properties we plan to move into production, if the production and marketing of the ore is successful, it is anticipated that significant additional funds will nevertheless be required to complete the development of any commercially viable project. There can be no assurance that we will be able to obtain such additional financing, and whether the terms of such financing would be favorable to the Company. Failure to obtain such financing could be detrimental to the success of the project.

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year could have a detrimental effect on our ability to pursue our business plan and its viability.

OUTLOOK

         Certain statements contained in this "Outlook" and elsewhere in this prospectus are "forward-looking statements" that involve risks and uncertainties. The actual future results of Atlas Mining could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Prospectus.

                             DESCRIPTION OF PROPERTY

         Our right, title, or claim to our principal properties and each properties location, history of known previous operations, present condition, notable rock formations and mineralization, intended exploration and development, reserves data and the nature and state of equipment located at each property is as follows:

PRINCIPAL OFFICE

         Atlas Mining Company rents property and office space from Fausett International, Inc., in Osburn, Shoshone County, Idaho. The address of the property is 1221 W. Yellowstone Avenue, Osburn, Idaho 83849. The property includes approximately 3.5 acres of ground for equipment storage, two shops and two storage buildings and an office building. The office building is 1600 square foot. The rent is $1,100 per month paid to Fausett, with no cancellation penalty. Fausett is wholly owned by Lovon Fausett, a director and shareholder of the Company.

SHOSHONE COUNTY, IDAHO

         Originally, we were incorporated to pursue mining activities on more than 600 acres of fee simple and patented mining claims and nine unpatented claims located in the Coeur d' Alene mining district near Mullan, Idaho. This property is in the Silver Valley of North Idaho, the largest silver producing area of the United States. This property has had some past production of silver, lead, zinc and copper, however, the ore reserves of this property can not be determined without extensive exploration. We do not carry any ore reserves for this property. The underground access to this property is the Atlas Mine. The Atlas Mine, idle since the early 1980's due to exploration budget restraints, is located directly adjacent and south of the Lucky Friday Mine, which currently produces over five million ounces of silver annually. The property is accessible by interstate freeway and a county maintained road. Geologically, the property lies just south of the Osburn Fault in the Wallace and St. Regis formations. The Mine has over 7,000 feet of tunnels with a rail system and a 2,000 foot internal shaft which can be accessed for future exploration. This property also contains approximately 1.5 million board feet of harvestable timber.

         In 1998, we completed a merger with Sierra Silver Lead Mining Company. Through this merger we acquired an additional 329.18 acres of mineral rights which includes approximately 250 acres of surface and timber in Shoshone County, Idaho. Although there was a small amount of zinc mined on the Sierra Silver property several years ago, there has been no mining activity for over forty years. Since acquisition of this property, we have sold approximately 60 acres in two separate transactions which has created approximately $50,000.00 for our use. The majority of this property lies south of the Osburn Fault in the Wallace formation, and has no reserves. The property does have approximately 500,000 board feet of timber.

         In 1999, we acquired the Aulbach claims, approximately 100 acres of patented property in Shoshone County, Idaho. The property has no minerals reported on it but had approximately 820,000 board feet of timber which we subsequently logged and received $110,000.00 in revenue from. The property was purchased for 100,000 shares of Atlas common stock.

         We rent property and office space from Fausett International, Inc. in Osburn, Shoshone County, Idaho. The property is more accessible during the winter months than the mine site in Mullan, Idaho, and consists of approximately
3.5 acres of ground for equipment storage, a number of shops and storage buildings and an office building. The rent is $1,100. per month paid to Fausett International, Inc. with no cancellation penalty.

SAN ACACIO MINE, MEXICO

         In 1999, we purchased the majority outstanding shares of Olympic Silver Resources , Inc., a Nevada corporation, giving us control of Olympic's mining assets held under its Mexican subsidiary Minera Argentum, S.A. de C.V. ('Minera'). Minera controls silver properties in the Zacatecas District of Mexico. The state of Zacatecas is located approximately 600 miles north of Mexico City. The San Acacio Mine is approximately 5 miles north of the city of Zacatecas, the capital city of Zacatecas. The property is accessible by paved road and has secondary roads into the property. The San Acacio Mine and the Zacatecas district have a production history dating back to the early Spanish Colonial era. The San Acacio property is optioned by Minera Argentum, S.A. de C.V., a subsidiary of Atlas Mining Company from Minera San Acacio, S.A. and the principal owner of Minera San Acacio, Amado Mesta Howard. We paid option payments of $100,000 U.S. in 1999, and 2000. In August, 2001, we began negotiations with the landowner to convert to a lease agreement with an advance royalty and 3% Net Smelter Royalty during production. No formal agreement has been entered into, and will be subject to us obtaining financing. We have tentatively agreed to a two year lease period with options for renewal.

         The property is located on the Veta Grande, a vein structure that is approximately 7 kilometers in length and two to thirty meters wide. It is underlain by early Cretaceous Chulitos Formation, a series of submarine andesite flows and intercalated sedimentary rocks. The andesite flows are altered adjacent to the major vein structures encountered. The contact zones of the vein systems are clay gouge zones in places, while in other places the walls are silicified. The veins are silica-carbonate fissure fillings containing pyrite, anglesite, cerussite, native silver, argentite, freibergite, proustite, galena, sphalerite, cerargyrite and rare chalcopyrite in a gangue of chalcedony, quartz, amethyst and calcite. The Veta Grande pinches and swells, and splays into sigmoid loops, and is accessible from the surface to a depth of at least 380 meters.

         The mine has over 10,000 feet of tunnels accessible via two separate adits and a small rail system. There are also three shafts on the property, but they have minimal access at this time. The property is close to electrical and other supplies and there appears to be a suitable source of water in the area.

         Through drilling and core sampling, a resource of 14.4 million ounces of silver has been identified. This resource was identified on about 10% of the total vein structure. Currently we are conducting metallurgical testing and will contract with an outside ore reserve specialist to determine which amounts of the resource can be moved into a reserve category.

DRAGON MINE, JUAB COUNTY, UTAH

         In 2001, we acquired the Dragon Mine in Juab County, Utah, through a lease purchase agreement. The cost of to us was 400,000 shares of Atlas common stock with a renewal after one year for an additional 100,000 shares of common stock and with buy out of $500,000. The property consists of 37 patented mining claims. The property was last operated by Filtrol Corporation, a subsidiary of Anaconda Mining Company between 1950 and 1973. Their records indicate a deposit of approximately 300,000 tons of Halloysite clay, a high quality clay used in specialized ceramic processes and as catalysis in filtering systems. Since acquisition in July 2001, we have conducted studies on the quality of the clay and its potential uses, and have researched the various markets available. Depending upon the results and our ability to raise funding for this project we will move into a limited production at this property. Since the clay is a natural element with non-toxicity, and the processing process will be nontoxic, management feels that this product is a good addition to Atlas Mining Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Fausett International, Inc. sold operating equipment and mining supplies to us in 1997 for a purchase price totaling $1,416,094. The purchase price was paid in cash, capital stock (875,000 shares of common stock valued at $350,000), and a note payable. As part of the purchase of Fausett International Inc.'s assets, a three year agreement was signed with Lovon Fausett, the majority stockholder of Fausett International Inc., to provide consulting services for a three year period payable at $1,500 per month. Mr. Fausett currently serves on our board of directors.


            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         Our common stock is traded on the OTC Pink Sheets under the symbol "ALSM." The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1999 and 2000, and the first, second and third quarters-through September 30, 2001. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                 HIGH      LOW
                                                                ------    ------
1999
      First Quarter........................................      $.25      $.18
      Second Quarter.......................................      $.25      $.18
      Third Quarter........................................      $.25      $.04
      Fourth Quarter.......................................      $.25      $.04

                                                                 HIGH      LOW
                                                                ------    ------
2000
     First Quarter.........................................      $.25      $.12
     Second Quarter........................................      $.25      $.12
     Third Quarter ........................................      $.12      $.06
     Fourth Quarter .......................................      $.12      $.06


                                                                 HIGH      LOW
                                                                ------    ------
2001
     First Quarter.........................................      $.09      $.02
     Second Quarter........................................      $.25      $.07
     Third Quarter ........................................      $.25      $.10

         As of September 30, 2001, there were approximately 1,690 holders of record of our common stock. We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on our common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                             EXECUTIVE COMPENSATION


SUMMARY OF COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2000, 1999 and 1998. The named executive officers (the "Named Executive Officers") are Atlas Mining's Chief Executive Officer, regardless of compensation level, and the other executive officers of Atlas Mining who each received in excess of $100,000 in total annual salary and bonus for fiscal year 2000. Compensation is shown in the following table:

                           SUMMARY COMPENSATION TABLE

                                Annual Compensation                             Long-Term Compensation
                                                                            Awards                  Payouts
Name and                                                    Restricted       Securities
Principal            Fiscal                  Other Annual   Stock Awards     Underlying           All Other
Position              Year      Salary ($)   Compensation      ($)         Options/SARs (#)     Compensation
William T.            2000       72,000
Jacobson(1)           1999       72,000
CEO                   1998       72,000

(1)    Mr. Jacobson's employment began in 1997.

STOCK OPTION GRANTS

         The following table shows all individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2000.

                Option/SAR Grants in Last Fiscal Year

                   Number of        Percent of Total
                   Securities       Options/SARs
                   Underlying       Granted to
                   Options/SARs     Employees in    Exercise or Base  Expiration
Name               Granted (#)      Fiscal Year     Price ($/SH)        Date

None

-------------------


OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL-END OPTION VALUES

         Set forth below is information with respect to exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2000, and the fiscal year-end value of all unexercised stock options held by such persons.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                            Number of Securities Underlying
                                            Unexercised                       Value of Unexercised,
                                            Options Held at                   In-the-Money Options at
                                            Fiscal Year-End#                  Fiscal Year-End ($)(1)
             Shares
             Acquired on     Value
Name         Exercise (#)    Realized ($)   Exercisable      Unexercisable    Exercisable     Unexercisable
None


EMPLOYMENT AND CONSULTING AGREEMENTS

         We do no have any written employment/consulting agreements with our executive officers and directors.

COMPENSATION OF DIRECTORS

         Members of the Board of Directors are not compensated for serving as directors of Atlas Mining, however expenses may be reimbursed.


           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         We have experienced no recent change in or disagreement with our accountant. Our present auditor, Chisholm & Associates, Box 540216, No. Salt Lake, UT 84054, has been the Company's auditor since 1999. Management of the Company intends to keep Chisholm & Associates as its auditor for the foreseeable future.

                          INDEX TO FINANCIAL STATEMENTS

                              ATLAS MINING COMPANY
                        CONSOLIDATED FINANCIAL STATEMENTS
              JUNE 30, 2001 (UNAUDITED), DECEMBER 31, 2000 AND 1999




Independent Auditor's Report..............................................26

Consolidated Balance Sheets...............................................27

Consolidated Statements of Operations.....................................29

Consolidated Statements of Stockholders' Equity...........................30

Consolidated Statements of Cash Flows.....................................31

Notes to The  Financial Statements........................................33

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Atlas Mining Company:


We have audited the accompanying consolidated balance sheets of Atlas Mining Company as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Mining Company as of December 31, 2000 and 1999 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, UT
January 12, 2001

                              ATLAS MINING COMPANY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                         June 30      December 31    December 31
                                          2001           2000           1999
                                      ------------   ------------   ------------
CURRENT ASSETS                        (unaudited)

   Cash-checking                      $    49,174    $    27,847    $    17,038
   Certificate of deposit                  50,000         50,000              -
   Investment securities available
      for sale                             19,415          3,274         27,664
   Investment in silver and gold
      bullion                                   -              -          2,014
   Trade accounts receivable               20,592        148,881          7,210
   Notes receivable - current             111,031          5,000          5,000
   Other current receivables                    -            126            206
   Mining supplies                        207,123        207,123        207,690
   Deposits and prepaids                   25,835         28,995         28,283
                                      ------------   ------------   ------------

     Total Current Assets                 483,170        471,246        295,105
                                      ------------   ------------   ------------

PROPERTY & EQUIPMENT

   Land and tunnels                       295,669        345,159        346,223
   Capitalized exploration and
      development costs                   486,420        411,270        362,520
   Buildings and equipment                 77,680         77,680         77,680
   Mining equipment                     1,080,750      1,080,750      1,080,750
   Office equipment                        10,000         10,000         10,000
   Vehicles                                72,972         72,972         83,972
                                      ------------   ------------   ------------

                                        2,023,491      1,997,831      1,961,145
   Less:
     Accumulated depreciation            (731,377)      (643,657)      (473,383)
                                      ------------   ------------   ------------

     Total Property & Equipment         1,292,114      1,354,174      1,487,762
                                      ------------   ------------   ------------

OTHER ASSETS

    Deferred taxes                          7,499          7,499         16,953
    Notes receivable - noncurrent               -         25,046         27,943
                                      ------------   ------------   ------------

    Total Other Assets                      7,499         32,545         44,896
                                      ------------   ------------   ------------

     TOTAL ASSETS                     $ 1,782,783    $ 1,857,965    $ 1,827,763
                                      ============   ============   ============


                              ATLAS MINING COMPANY
                      Consolidated Balance Sheets continued

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                                 June 30      December 31   December 31
                                                  2001           2000          1999
                                              ------------   ------------   ------------
                                               (unaudited)
CURRENT LIABILITIES
   Accounts payable and
      accrued expenses                        $   183,362    $   273,951    $   168,071
   Accounts payable - related party                48,557         48,557         23,139
   Line of credit                                  33,718         78,218         44,218
   Current portion of long-term debt              981,385      1,008,671        479,362
                                              ------------   ------------   ------------

     Total Current Liabilities                  1,247,022      1,409,397        714,790
                                              ------------   ------------   ------------

LONG TERM LIABILITIES

   Notes payable                                  176,559        203,845        197,322
   Notes payable - related party                  912,242        912,242        824,791
   Less current portion of long-term debt        (981,385)    (1,008,671)      (479,362)
                                              ------------   ------------   ------------

     Total Long Term Liabilities                  107,416        107,416        542,751
                                              ------------   ------------   ------------

     MINORITY INTEREST                             78,826         78,918         79,031
                                              ------------   ------------   ------------

STOCKHOLDERS' EQUITY

   Common stock, no par value; 60,000,000
     shares authorized; 6,281,283,
     6,009,853 and 5,716,761, respectively      2,372,421      2,277,421      2,253,144
   Preferred stock, $1.00 par value
     10,000,000 shares authorized,
     noncumulative nonvoting,
     nonconvertible, none issued or
     outstanding                                        -              -              -
   Additional paid in capital                           -              -
   Retained earnings (deficit)                 (1,831,690)    (1,823,975)    (1,532,981)
   Accumulated comprehensive income
     (loss) net of deferred (benefit) taxes
      of 2001 $(7,499): 2000 $(7,499):
      1999 $(16,953)                              (30,051)       (30,051)       (67,811)
    Less cost of treasury stock,
      324,852 shares                             (161,161)      (161,161)      (161,161)
                                              ------------   ------------   ------------

     Total Stockholders' Equity                   349,519        262,234        491,191
                                              ------------   ------------   ------------

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                       $ 1,782,783    $ 1,857,965    $ 1,827,763
                                              ============   ============   ============


                              ATLAS MINING COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                           For the Six
                                           months ended      For the years ended
                                             June 30      December 31    December 31
                                              2001           2000           1999
                                          ------------   ------------   ------------
                                          (unaudited)
REVENUES                                  $   526,276    $   784,314    $   286,282

COST OF SALES                                 330,485        572,164        246,036
                                          ------------   ------------   ------------

GROSS PROFIT                                  195,791        212,150         40,246
                                          ------------   ------------   ------------


GENERAL & ADMINISTRATIVE
    EXPENSES                                  184,763        504,041        713,713
                                          ------------   ------------   ------------

TOTAL OPERATING EXPENSES                      184,763        504,041        713,713
                                          ------------   ------------   ------------

OPERATING INCOME (LOSS)                        11,028       (291,891)      (673,467)
                                          ------------   ------------   ------------

OTHER INCOME AND (EXPENSES)

   Interest income                                 44          2,161          2,945
   Miscellaneous income (expense)                  18            (33)       (13,873)
   Interest expense                           (74,111)      (116,451)       (94,865)
   Gain (Loss) on sale of available for
      sale investments                              -        (25,598)        66,180
   Gain on sale of assets                      55,214        150,159              -
   Minority Interest                               92            113        (21,439)
                                          ------------   ------------   ------------

     Total Other Income and (Expenses)        (18,743)        10,351        (61,052)
                                          ------------   ------------   ------------

INCOME (LOSS) BEFORE INCOME
    TAXES                                      (7,715)      (281,540)      (734,519)

PROVISION (BENEFIT) FOR INCOME
    TAXES (Note 1)                                  -          9,454             80
                                          ------------   ------------   ------------

NET INCOME (LOSS)                         $    (7,715)   $  (290,994)   $  (734,599)
                                          ============   ============   ============

NET INCOME (LOSS) PER SHARE               $       .00    $      (.05)   $      (.15)
                                          ============   ============   ============

WEIGHTED AVERAGE OUTSTANDING
   SHARES                                   6,055,091      5,846,472      4,811,155
                                          ============   ============   ============


                              ATLAS MINING COMPANY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  From December 31, 1998 through June 30, 2001

                                                  Common Stock       Additional  Retained        Treasury Stock     Accumulated
                                            ------------------------- Paid-in    Earnings   ----------------------- Comprehensive
                                              Shares         Amount   Capital    (Deficit)    Shares       Amount   Income(Loss)
                                            -----------   ----------- -------   ----------- ----------- ----------- -----------

Balance on December 31, 1998                  4,390,068   $ 1,840,321       -   $ (798,382)   (314,852) $ (158,501) $  (36,514)

Issuance of common stock for
  acquisition of Olympic Silver
  Resources, Inc.                               741,816       177,294       -            -           -           -           -

Issuance of common stock for
  acquisition of Sierra Lead Mines, Inc.          1,596           527       -            -           -           -           -

Issuance of common stock for services at
  $.20 per share                                145,000        29,000       -            -           -           -           -

Issuance of common stock for services at
  $.25 per share                                  5,000         1,250       -            -           -           -           -

Issuance of common stock for acquisition of
 Trail Gulch Gold Mining Co., Inc.               41,500         9,076       -            -           -           -           -

Issuance of common stock for acquisition of
 Park Copper & Gold Mining, Ltd.                    667           293       -            -           -           -           -

Issuance of common stock to trust for
  acquisition of Sierra Silver Lead
  Mines, Inc.                                   391,114       195,383       -            -           -           -           -

Purchase of treasury stock                            -             -       -            -     (10,000)     (2,660)          -

Net change in unrealized gains(losses)
  on available for sales securities,
  net of tax                                          -             -       -            -           -           -     (31,297)

Net loss for the year ended December 31, 1999         -             -       -     (734,599)          -           -
                                            -----------   -----------  -------  ----------- ----------- ----------- -----------

Balance December 31, 1999                     5,716,761     2,253,144       -   (1,532,981)   (324,852)   (161,161)    (67,811)

2/15/00-Issuance of common stock for
  services at $.25                                  400           100       -            -           -           -           -

3/13/00-Issuance of common stock for
  services at $.13                               82,692        10,750       -            -           -           -           -

8/11/00-Issuance of common stock for
  services at $.05                               75,000         3,750       -            -           -           -           -

8/11/00-Issuance of common stock for cash
  at $.07                                       135,000         9,677       -            -           -           -           -

Net change in unrealized gains (losses)
  on available for sales securities                   -             -       -     (290,994)          -           -      37,760
                                            -----------   -----------  -------  ----------- ----------- ----------- -----------

Balance December 31, 2000                     6,009,853     2,277,421       -   (1,823,975)   (324,852)   (161,161)    (30,051)

6/1/01 - Issuance of common stock for
  cash at $.35                                  271,430        95,000       -            -           -           -           -

Net loss for the six months ended
  June 30, 2001                                       -             -       -       (7,715)          -           -           -
                                            -----------   -----------  -------  ----------- ----------- ----------- -----------

Balance June 30, 2001 (unaudited)           $ 6,281,283   $ 2,372,421  $    -  $(1,831,690) $ (324,852) $ (161,161) $  (30,051)
                                            ===========   ===========  ======= ============ =========== =========== ===========

                              ATLAS MINING COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            For the Six
                                            months ended  For the    years ended
                                              June 30   December 31  December 31
                                               2001         2000         1999
                                            ----------   ----------   ----------
                                            (unaudited)

Cash Flows From Operating Activities
Net income (loss)                           $  (7,715)   $(290,994)   $(734,599)
Adjustments to reconcile net income
    (loss) to net cash provided (used)
    by operating activities:
  Depreciation                                 87,720      176,140      177,538
  Gain on sale of equipment                   (55,214)         (79)           -
  (Gain) loss on sale of investments                -       25,598      (66,180)
  Shares issued for services                        -       14,600       30,250
  Note issued for wages                             -       36,451       26,050
  Minority interest                               (92)        (113)      21,439
(Increase) decrease in:
 Trade accounts receivable                    128,829     (141,671)      77,677
  Mining supplies                                   -          567        5,599
  Deposits and prepaids                         3,160         (712)       9,428
  Other current receivables                       126           80       35,158
  Deferred taxes                                    -        9,454       (7,825)
  Accounts payable and accrued
     expenses                                 (90,589)     131,298      129,769
                                            ----------   ----------   ----------
Net Cash Provided (Used) by
  Investing Activities                         66,225      (39,381)    (295,696)
                                            ----------   ----------   ----------

Cash Flows From Investing Activities
  Payments for notes receivable                  (900)           -            -
  Proceeds from notes receivable               23,998        2,897       60,928
  Proceeds from sale of investments                 -       38,567      114,737
  Purchase of other investments               (16,060)           -      (37,410)
  Purchase of property and equipment          (75,150)     (48,750)    (109,095)
  Proceeds from sale of property and
     equipment                                      -        6,276            -
  Cash acquired through acquisitions                -            -        4,397
                                            ----------   ----------   ----------
  Net Cash Provided (Used) BY
     Investing Activities                     (68,112)      (1,010)      33,557
                                            ----------   ----------   ----------

Cash Flows From Financing Activities
  Proceeds from notes payable                       -      395,943      250,484
  Payments for notes payable                  (27,286)    (304,420)     (67,433)
  Proceeds from line of credit                      -            -       21,400
  Payments for line of credit                 (44,500)           -      (11,282)
  Proceeds from issuance of common
    stock                                      95,000        9,677            -
  Purchase of treasury stock                        -            -       (2,660)
                                            ----------   ----------   ----------

                              ATLAS MINING COMPANY
                      Consolidated Statements of Cash Flows

                                            For the Six
                                            months ended  For the    years ended
                                              June 30   December 31  December 31
                                               2001         2000         1999
                                            ----------   ----------   ----------
                                            (unaudited)

Net Cash Provided (Used) By
   Financing Activities                        23,214      101,200      190,509
                                            ----------   ----------   ----------

  Net Increase (Decrease) in Cash
     and Cash Equivalents                      21,327       60,809      (71,630)
Cash and cash equivalents
    beginning of year                          77,847       17,038       88,668
                                            ----------   ----------   ----------

Cash and cash equivalents
   end of year                              $  99,174    $  77,847    $  17,038
                                            ==========   ==========   ==========

Supplemental Cash Flows Information:
Cash paid for interest                      $  45,000    $  84,422    $  67,196
                                            ==========   ==========   ==========
Cash paid for income taxes                  $       -    $       -    $      80
                                            ==========   ==========   ==========

Supplemental Schedule of Noncash
    Investing and Financing Activities
Common stock issued for services            $       -    $  10,750    $  30,250
                                            ==========   ==========   ==========
Common stock issued in connection
    with acquisition Of Olympic Silver
    Resources, Inc.                         $       -    $       -    $ 177,294
                                            ==========   ==========   ==========
Common stock issued with acquisition
    of Sierra Silver Lead Mines, Ltd        $       -    $       -    $     527
                                            ==========   ==========   ==========

Common stock issued with acquisition
    of Property                             $       -    $       -    $   9,076
                                            ==========   ==========   ==========
Common stock issued with acquisition
   of Park Copper & Gold Mining Ltd         $       -    $       -    $     293
                                            ==========   ==========   ==========
Common stock issued to trust for
   acquisition of Sierra Silver Lead Mines  $       -    $       -    $ 195,383
                                            ==========   ==========   ==========
Net change in unrealized gains(losses)
   on available for sale securities         $       -    $  37,760    $ (31,297)
                                            ==========   ==========   ==========

                              ATLAS MINING COMPANY
                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies

         a.  Organization

              Atlas Mining Company, ("the Company") was incorporated in the state of Idaho on March 4, 1924. The Company was formed for the purpose of exploring and developing the Atlas mine, a consolidation of several patented mining claims located in Coeur d' Alene mining district near Mullan, Idaho. The Company eventually became inactive as a result of low silver prices.

              In September 1997, the Company became active and purchased substantially all of the operating equipment and mining supplies from Fausett International, Inc., a related party. The purchase price was $1,416,099 which consisted of $50,000 cash, 875,000 shares of the Company's common stock valued at $350,000 and a note payable of $1,016,094. After the purchase, the Company commenced contracting operations through the trade name, Atlas Fausett Contracting. Through Atlas Fausett Contracting, the Company provides shaft sinking, underground mine development and contracting primarily to companies in the mining and civil industries. The Company also pursues property acquisitions and resource development projects.

              In 1997 and 1998, the Company was to exchange 844,560 shares of its common stock for all of the outstanding shares of Sierra Silver Lead Mines, Inc.(Sierra), an Idaho corporation. As of December 31, 1999, 391,114 shares of the Company's common stock had not been exchanged. The Company was unable to locate some of the shareholders of Sierra. Therefore the Company agreed to transfer the stock to an Atlas Mining Company Trust account in trust for the unlocated shareholders of Sierra Silver.

              The acquisition of Sierra has been recorded as a purchase. The purchase price was $276,157. All of the assets and liabilities of Sierra were transferred to the Company and Sierra ceased to exist.

             In April 1999, the Company exchanged 741,816 shares of its common stock and paid cash of $15,770 for all of the outstanding shares of Olympic Silver Resources, Inc. (Olympic), a Nevada corporation. Olympic holds the rights to the San Acacio Mine in Zacatecas, Mexico. The purchase price was $228,566. The acquisition has been recorded as a purchase and all of the assets and liabilities were transferred to the Company.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999


NOTE 1 - Summary of Significant Accounting Policies (Continued)

              In 1998 and 1999, the Company exchanged 71,238 shares of its common stock for 53% of the outstanding shares of Park Copper and Gold Mining, Ltd (Park Copper), and Idaho corporation. The purchase price was $72,825. The acquisition has been recorded as a purchase.

         b.  Revenue and cost recognition

              The Company recognizes income and expenses on the accrual basis of accounting. Revenues from unit price contracts are recognized on the units produced method which management considers to be the best available measure of progress on contracts.

          Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Costs associated with the start-up of contracts are capitalized as deferred contract costs and amortized to expense over the life of the contract. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which revisions are determined.

         Contract claims are included in revenue when realization is probable and can be reliably estimated.

         c.  Bad debts

              Bad debt s on receivables are charged to expense in the year the receivable is determined uncollectible, therefore, no allowance for doubtful accounts is included in the financial statements. Amounts determined as uncollectible are not significant to the overall presentation of the financial statements.

         d.  Basis of Consolidation

              The consolidated financial statements include the accounts of Park Copper & Gold Mining Ltd. All significant inter-company accounts and transactions have been eliminated in the consolidation.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999


NOTE 1 - Summary of Significant Accounting Policies (Continued)

         e.  Earnings (Loss) Per Share

              The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

                                                       Income(loss)      Shares       Per-Share
                                                       (Numerator     (Denominator)     Amount
                                                       ------------   ------------   ------------
         For the year ended December 31, 2000:
           Basic EPS
             Income (loss) to common
                 Stockholders                          $  (290,994)     5,846,472    $     (.05)
                                                       ============   ============   ============
         For the year ended December 31,
           1999:
           Basic EPS
             Income (loss) to common
               Shareholders                            $  (734,599)     4,811,155    $      (.15)
                                                       ============   ============   ============

         f.  Cash and Cash Equivalents

              The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         g.  Income Taxes

              Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (Continued)
                                                                                            December 31,
                                                                                         2000            1999
                                                                                     ------------   -----------
         Deferred tax assets:
             Net operation loss carry-forwards                                       $   321,651      $244,098
             Contribution carry-forwards                                                     148           148
             Unrealized loss on available for sale securities                              7,500        23,602
                                                                                     ------------   -----------
                 Total Deferred Tax Assets                                               329,299       267,848

                 Valuation allowance for deferred tax assets                            (308,833)     (231,975)
                                                                                     ------------   -----------

                                                                                          20,466        35,873
                                                                                     ------------   -----------

                 Deferred tax liabilities:
                    Tax over book depreciation                                            12,967        12,457
                    Unrealized gain on available for sale equity securities                    -         6,463
                                                                                     ------------   -----------

                 Total Deferred Tax Liabilities                                           12,967        18,920
                                                                                     ------------   -----------

                                                                                     $     7,499    $   16,953
                                                                                     ============   ===========

            At December 31, 2000, the Company has net operating losses of $1,289,584 which expire from 2001 through 2020.

         h.  Available for Sale Investments

              Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (Continued)

         accumulated comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

              Following is a summary of available for sale equity securities which are concentrated in companies in the mining industry:

                                                Gross      Gross
                                              Unrealized Unrealized   Estimated
                                     Cost       Gains     Losses      Fair Value
                                   --------   --------  ----------   -----------

         December 31, 2000         $ 33,324   $     -   $ (30,050)    $  3,274
         December 31, 1999         $110,591   $25,851   $(108,778)    $ 27,664

         i.  Gold and silver investments

              The cost of silver and gold bullion is determined by specific identification. Unrealized losses on gold and silver bullion are charged to operations.

         j.  Mining supplies

              Mining supplies, consisting primarily of bits, steel, and other mining related equipment, are stated at the lower of cost (first-in, first-out) or market. In addition, equipment repair parts and maintenance items are also included at cost.

         k.  Use of estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements assets and liabilities involve extensive reliance on management's estimates. Actual results could differ from those estimates.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (continued)

         l.   Property and equipment

              Property and equipment are carried at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets as follows:

                                                         Estimated Useful Life
         Building                                          39 years
         Mining equipment                                  2-8 years
         Office and shop furniture and equipment           5-8 years
         Vehicles                                          5 years

              The Company has recorded costs of $411,270 and $362,520 in its exploratory stage mining properties at December 31, 2000 and 1999, respectively. Included in these costs is the investment in the San Acacio Mine which is $362,176 and $313,426 at December 31, 2000 and 1999, respectively. The ultimate realization of the Company's carrying cost in these assets is dependent upon the discovery and the ability of the Company to finance successful exploration and development of commercial ore deposits, if any, in the mining properties in sufficient quantity for the Company to recover its recorded cost or to sell such assets for mare than their recorded values. The ultimate realization of the carrying cost in the mineral properties at December 31, 2000, cannot presently be determined. No provisions for any possible revaluation of these assets has been made in the financial statements.

               In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of ling-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 2000 and 1999, no impairments were recognized.

         m.  Financial instruments

              The recorded amounts of financial instruments, including cash equivalents, receivables, investments, accounts payable and accrued expenses, and long-term debt approximate their market values as of December 31, 2000 and 1999. The Company has no investments in derivative financial instruments.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 2 - Going Concern

              The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds to continue its operations. In 1999 and 2000 the Company pursued an SB-2 filing with the Securities and Exchange Commission (SEC). It is management's intent to continue this filing process, which when completed will fully register Atlas Mining Company as now is required by the SEC, and authorize the Company to offer $7.5 million in common stock sales.

NOTE 3 - Notes Receivable

         Notes receivable at December 31, 2000 and 1999 consist of the following:

                                                                          2000          1999
                                                                      -----------   -----------
             Note receivable bearing interest at 10% per
             annum, Due in annual installments of $5,000
             plus accrued interest, secured by property                   30,046        32,943
                                                                      -----------   -----------

                  Total                                                   30,046        32,943

             Less current portion                                          5,000         5,000
                                                                      -----------   -----------

             Notes receivable - long term                             $   25,046    $   27,943
                                                                      ===========   ===========

NOTE 4 - Long-Term Liabilities

                     Long-term liabilities are detailed in the following
             schedules as of December 31, 2000 and 1999:
                                                                          2000           1999
                                                                      -----------   -----------

             Note payable to a company, due in monthly payments of $ ,
             including interest at 9%.
             The note matures August 16, 2001.                        $   53,250    $        -

             Note payable to a lending company, due
             in monthly installments of $578, including
             interest at 11.99%. The note is due in August
             2003 and collateralized by a vehicle.                        17,450        21,322



                                       39

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 4 - Long-Term Liabilities (Continued)

             Note payable to a mortgage company, due in
             monthly installments of $1,614, including
             interest at 16%. The note is due in August
             2005, secured by the proceeds of a logging
             agreement and collateralized by land and a
             building.                                                   119,981             -

             Note payable to a bank, principal due at maturity
             with interest at 11%.  The note matures February 1,
             2001.                                                        13,164       176,000
                                                                      -----------   -----------

             Total Notes Payable                                         203,845       197,322
                                                                      -----------   -----------

             Notes payable - related party:

             Note payable to Fausett International Inc. due in
             monthly payments of $15,000, including interest at
             8.75% and is collateralized by all equipment and
             mining supplies. The note matures August 22, 2001.          782,741       782,741

             Note payable to an officer, payable on demand and
             bears no interest.                                          114,501        42,050

             Note payable to a board of director, payable on
             demand and bears no interest.                                15,000             -
                                                                      -----------   -----------

             Total Notes Payable - Related Party                         912,242       824,791
                                                                      -----------   -----------

             Total Long-term Liabilities                               1,116,087     1,022,113

             Less Current Portion                                        (96,429)     (179,016)
             Less Current Portion-related party                         (912,242)     (300,346)
                                                                      -----------   -----------

             Total Current Portion                                    (1,008,671)     (479,362)
                                                                      -----------   -----------

             Total Long-Term Liabilities                              $  107,416    $  542,751
                                                                      ===========   ===========

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 4 - Long-Term Liabilities(Continued)

             Future minimum principal payments on notes payable are as follows:
                     2001                               $     1.008,671
                     2002                                        27,026
                     2003                                        29,474
                     2004                                        28,929
                     2005                                        21,987
                                                        ---------------
                     Total                              $     1,116,087
                                                        ===============

NOTE 5 - Line of Credit

             In 2000 and 1999, the Company has an unsecured line of credit for $50,000 at an interest rate of prime plus 6%. The balance of the line of credit at December 31, 2000 and 1999 is $39,503 and $44,218, respectively.

             In 2000, the Company entered into an agreement whereby advances are received by pledging accounts receivable as collateral. At December 31, 2000, the balance of the advances is $38,715. Interest is payable after 90 days at .17% daily.

NOTE 6 - Related Party Transactions

             In 1997, the Company purchased the operating equipment and mining supplies from Fausett International, Inc. The owner of Fausett is also a Board of Director of the Company. The balance of the notes payable in connection with the purchase as of December 31, 2000 and 1999 is $782,741. No principal payments were made during 2000 or 1999. The interest paid during 2000 and 1999 was $60,000 and $45,000, respectively. See Note 4 for detail on the note.

             During 2000, a Board of Director loaned the Company $15,000. The note is payable upon demand and bears no interest.

             During 2000 and 1999, an officer loaned the Company $36,000 and $49,484, respectively. In 1999, $33,484 was paid to the officer. Also included in the notes payable balance at December 31, 2000 and 1999, are accrued wages of $36,451 and $26,050, respectively. The note is payable upon demand and bears no interest.

             The Company leases office space from a Board of Director for $1,100 per month, on a month to month basis. In 2000 and 1999, the Company paid $2,200, respectively.

             The Company entered into a consulting agreement in connection with the asset purchase of Fausett International, Inc. The owner was to be paid $1,500 per month for 36 months beginning October 1, 1997. There were no payments made during 2000 or 1999.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                           December 31, 2000 and 1999

NOTE 7 - Stock Options

             In 1998, the Company adopted a non-qualified stock option plan authorizing the granting to officers, directors, or employees options to purchase common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The number of options granted under this plan and any other plans active may not exceed 10% of the currently issued and outstanding shares of the Company's common stock. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. The option priced per share with each option granted will be fixed by the Administrative Committee on the date of grant. At December 31, 2000, no options had been granted under this plan.

             The Company adopted an incentive stock option plan in 1998. The stock option plan permits the Company to grant to key employees options to purchase shares of stock in the Company at the direction of the Committee. The price of shares purchased must be equal to or greater than fair market value of the common stock at the date

NOTE 8 - Subsequent Events

             The Company has agreed to sell shares of Atlas common stock for proceeds of up to $2 million to a Nevada corporation, at approximately $.33 per share. The entity has until April 30, 2001 to complete this transaction.


NOTE 9 - Unaudited Information

             The Company has elected to omit substantially all footnotes to the financial statements for the six months ended June 30, 2001. The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the six months ended June 30, 2001, and are of a normal, recurring nature. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

-------------------------------------------------------  --------------------------------------

No person is authorized to give any information or to
make any representation other than those contained in
this prospectus, and if made such information or
representation must not be relied upon as having been
given or authorized.  This prospectus does not                     ATLAS MINING COMPANY
constitute an offer to sell or a solicitation of an
offer to buy any securities other than the Securities         6,740,000 Shares of Common Stock
offered by this prospectus or an offer to sell or a
solicitation of an offer to buy the Securities in any
jurisdiction to any person to whom it is unlawful to
make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the Company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.


                       TABLE OF CONTENTS
                                                   Page
                                                   ----

Prospectus Summary....................................1
Risk Factors..........................................3
Use Of Proceeds.......................................7
Selling Securityholders...............................8
Determination Of Offering Price.......................9
Dilution..............................................9
Plan Of Distribution.................................10                 PROSPECTUS
Legal Proceedings....................................11
Directors, Executive Officers, Promoters And Control
Persons..............................................11
Security Ownership Of Certain Beneficial Owners And
Management...........................................12
Description Of Securities............................13
Interest Of Named Experts And Counsel................14
Indemnification......................................14
Description Of Business..............................15
Management's Discussion And Analysis Of Plan Of
Operation............................................18              November 5, 2001
Description Of Property..............................20
Certain Relationships And Related Transactions.......22
Market For Common Equity And Related Shareholder
Matters..............................................22
Executive Compensation...............................23
Changes In And Disagreements With Accountants On
Accounting And Financial Disclosure..................24
Index To Financial Statements........................25



---------------------------------------------------------  ------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         a. Title 30, Chapter 1 of the Idaho Revised Statutes provides for the indemnification of a corporation's officers and directors under certain circumstances.

         b. Article VII of Registrant's Amended Articles of Incorporation provides, in part:

                       "A director shall not be held liable to the company or
               its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."


Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

                  SEC Filing Fee*                                    $3,000
                  Printing Expenses*                                  5,000
                  Accounting Fees and Expenses*                      10,000
                  Legal Fees and Expenses*                           50,000
                  Blue Sky Fees and Expenses*                         2,000
                  Registrar and Transfer Agent Fee*                   1,000
                  Miscellaneous*                                      2,000
                  ---------------------------------------------------------

                           Total*                                   $73,000
*Estimated

Item 26: RECENT SALES OF UNREGISTERED SECURITIES

         In September 1997, the Company issued 875,000 shares of common stock (valued at $350,000) to Fausett International, Inc. for the purchase of mining equipment and tools. The shares issued were exempt from registration pursuant to
Section 4(2) of the Securities Act.

         In 1997, Atlas issued 842, 964 shares of common stock (valued at $276,157) in order to acquire Sierra Silver Lead Mining Company, an Idaho corporation. Atlas issued 1 share of the company's common stock for every 3.76 shares of Sierra Silver. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In February 1999, the Company issued approximately 750,000 share of common stock (valued at $232,500) to the shareholders of Olympic Silver Resources, Inc., a Nevada corporation, in order to purchase the majority outstanding shares of Olympic. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In 1999 the Company issued 96,903 shares of common stock to acquire 53% interest in Park Copper and Gold Mining Company. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In July, 2001, the Company issued 271,430 shares of common stock for $95,000 cash payment from Summa Metals Corporation. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In July, 2001, the Company issued 400,000 shares of common stock to acquire the interest in the Dragon Mine in Juab County, Utah. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In, 2001, the Company issued 300,000 shares of common stock to William
T. Jacobson for $21,000. The shares issued were exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act.

         In July, 2001, the Company issued 350,000 shares of common stock to Clearwater Mines, Inc. for the rights to mineral and timber rights on property held in Shoshone County, Idaho. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In October 2001, the Company issued 440,000 shares of common stock to 4 consultants of the Company in exchange for marketing and legal advisory services. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 27. EXHIBITS.

         a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number                Description
------                -----------

3.1                   Articles of Incorporation, as amended

3.2                   Bylaws, as amended

5.0                   Legal Opinion of Pollet & Richardson

10.1                  Dragon Mine Lease Purchase Agreement

10.2 Article of Merger of Sierra Silver-Lead Mining Company and Atlas Mining Company

10.3                  Equipment Purchase Agreement

10.4                  Stock Option Plan of Atlas Mining Company

10.5                  Incentive Stock Option Plan of Atlas Mining Company

10.6 Investment Marketing Agreement by and between Atlas Mining Company and Breakout Investment Marketing, Inc.

21.0                  Subsidiaries of the Registrant

23.2                  Consent of Pollet & Richardson (included in Exhibit 5.0)

Item 17. UNDERTAKINGS.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Osburn, State of Idaho on the 5th November, 2001.

                                              ATLAS MINING COMPANY,
                                              a Idaho corporation


                                              /s/ William T. Jacobson, President

             Pursuant to the requirements of the 1933 Securities Act, this Form SB-2 Registration Statement has been signed by the following persons in the capacities with Atlas Mining Company and on the dates indicated.



     Dated:   November 5, 2001              /s/ William T. Jacobson
                                            ------------------------------------
                                            William T. Jacobson, Chief Executive
                                              Officer and President


     Dated:  November 5, 2001               /s/ Jack Harvey
                                            ------------------------------------
                                            Jack Harvey, Vice President and
                                              Director


     Dated:  November 5, 2001               /s/ Kurt Hoffman
                                            ------------------------------------
                                            Kurt Hoffman, Treasurer and
                                              Director


     Dated:  November 5, 2001               /s/ Thomas E. Groce
                                            ------------------------------------
                                            Thomas E. Groce, Director


     Dated:  November 5, 2001               /s/ Lovon Fausett
                                            ------------------------------------
                                            Lovon Fausett, Director


     Dated:  November 5, 2001               /s/ Marqueta Martinez
                                            ------------------------------------
                                            Marqueta Martinez, Secretary